Exhibit 23.10

McElhanney Consulting Services Ltd.

May 11, 2016

TO:    Seabridge Gold Inc.
          United States Securities and Exchange Commission

Re:    Seabridge Gold Inc. (the "Company")
          Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012 and amended November 11, 2014 (the "Report")

In connection with the Company's Prospectus dated May 12, 2016 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form S-8 dated May 12, 2016 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, R.W. Parolin, P.Eng., on behalf of myself and McElhanney Consulting Services Ltd., hereby: consent to the use of my name and McElhanney Consulting Services Ltd.'s name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ R.W. Parolin, P.Eng.
R.W. Parolin, P.Eng.